for immediate release nasdaq: nsit

INSIGHT ENTERPRISES, INC. ANNOUNCES PRELIMINARY SECOND QUARTER 2008 DILUTED EPS OF $0.57 TO
$0.59 BEFORE GOODWILL IMPAIRMENT CHARGE

TEMPE, Ariz. – July 24, 2008 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today announced that diluted earnings per share are expected to be between $0.57 and $0.59, before a goodwill impairment charge but including restructuring expenses of approximately $3.5 million. These better than expected financial results were primarily driven by strong contribution by the Company’s EMEA and APAC operating segments, strong performance in its North America software category resulting from sales and marketing initiatives implemented early in the quarter and the benefits of recent expense management activities.

The Company has been performing an interim period goodwill impairment test given the sustained significant decline in the Company’s stock price. As a result, the Company currently anticipates that it will take a non-cash, pre-tax charge of approximately $313 million during the second quarter equal to the entire balance of goodwill recorded in its North America operating segment. This charge will not impact the Company’s debt covenant compliance, cash flows, or ongoing financial performance.

The Company will release financial results for the quarter ended June 30, 2008 following the close of the market on Monday, August 11, 2008. The Company will host a conference call and live webcast at 5:00 p.m. ET to discuss the second quarter results of operations. To access the teleconference, please dial 866-362-4831(US & Canada) or 617-597-5347 (International) and enter the participant code 65604861. The live webcast (in listen-only mode) and subsequent replays of the conference call will be available online on the investor relations section of our website, insight.com, at http://www.insight.com/site/static/investor_relations.cfm.

FORWARD LOOKING STATEMENTS
Given the overall uncertainty within the IT market and expected softness in the second half of the year, the Company is maintaining its previously issued outlook that full-year diluted earnings per share will be between $1.50 and $1.60. This estimate excludes the goodwill impairment charge, severance, restructuring and any other one-time charges.

ABOUT INSIGHT
Insight Enterprises, Inc. is a leading provider of brand-name information technology (“IT”) hardware, software and services to large enterprises, small- to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. The Company has more than 5,300 teammates worldwide and generated sales of $4.8 billion for its most recent fiscal year, which ended December 31, 2007. Insight is ranked number 477 on Fortune magazine’s 2008 ‘Fortune 500’ list. For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

FORWARD-LOOKING INFORMATION
Certain statements in this release and the related conference call and Web cast are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including our estimated diluted earnings per share for 2008 excluding the goodwill impairment charge, are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statement. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements, include, but are not limited to, the following, which are discussed in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007:

•	changes in the information technology industry and/or the economic environment;

•	our reliance on partners for product availability, marketing funds, purchasing incentives and competitive products to sell;

•	disruptions in our information technology systems and voice and data networks, including the system upgrade and the migration of acquired businesses to our information technology systems and voice and data networks;

•	the integration and operation of acquired businesses, including our ability to achieve expected benefits of the acquisitions;

•	actions of our competitors, including manufacturers and publishers of products we sell;

•	the informal inquiry from the Securities and Exchange Commission (“SEC”) and stockholder litigation related to our historical stock option granting practices and the related restatement of our consolidated financial statements;

•	the risks associated with international operations;

•	seasonal changes in demand for sales of software licenses;

•	increased debt and interest expense and lower availability on our financing facilities and changes in the overall capital markets that could increase our borrowing costs or reduce future availability of financing;

•	exposure to currency exchange risks and volatility in the U.S. dollar exchange rate;

•	our dependence on key personnel;

•	risk that purchased goodwill or amortizable intangible assets become impaired;

•	failure to comply with the terms and conditions of our public sector contracts;

•	rapid changes in product standards; and

•	intellectual property infringement claims and challenges to our registered trademarks and trade names.

Additionally, there may be other risks that are otherwise described from time to time in the reports that we file with the SEC. Any forward-looking statements in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. We assume no obligation to update, and do not intend to update, any forward-looking statements. We do not endorse any projections regarding future performance made by third parties.

USE OF NON-GAAP FINANCIAL MEASURE
The non-GAAP preliminary diluted earnings per share excludes an expected goodwill impairment charge and the tax effect of this item. We exclude goodwill impairment charges when internally evaluating earnings from operations, tax expense, net earnings and diluted earnings per share for the Company and earnings from operations for the individual operating segments. These non-GAAP measures are used to evaluate financial performance against budgeted amounts, to calculate incentive compensation, to assist in forecasting future performance and to compare our results to competitors’ financial results. We believe that these non-GAAP financial measures are useful to investors because they allow for greater transparency, facilitate comparisons to prior periods and competitors’ results and assist in forecasting performance for future periods because they exclude items we believe to be outside of normal operating results. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Contacts:	Glynis Bryan Chief Financial Officer Tel. (480) 333-3390 Email: gbryan@insight.com	Helen Johnson SVP, Treasurer Tel. (480) 333-3234 Email: hjohnson@insight.com